Exhibit 99.1
VISHAY REPORTS RESULTS FOR FIRST QUARTER 2014

•	Revenues for Q1 2014 $602 million

•	Operating margin Q1 2014 of 7.1%, or adjusted operating margin of 8.1%

•	EPS Q1 2014 of $0.17, or adjusted EPS of $0.20, excluding restructuring and severance costs

•	Cash from operations for trailing twelve months Q1 2014 of $299 million and capital expenditures of $152 million

•	Guidance for Q2 2014 for revenues of $620 - $660 million at margins in line with this level of volume and similar levels of fixed costs

MALVERN, PENNSYLVANIA -- (BUSINESS WIRE) -- May 6, 2014 – Vishay Intertechnology, Inc. (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive components, today announced its results for the fiscal quarter ended March 29, 2014.

Revenues for the fiscal quarter ended March 29, 2014 were $602.4 million, compared to $554.3 million for the fiscal quarter ended March 30, 2013.  The net earnings attributable to Vishay stockholders for the fiscal quarter ended March 29, 2014 were $25.8 million, or $0.17 per diluted share, compared to $28.9 million, or $0.19 per diluted share for the fiscal quarter ended March 30, 2013.

Net earnings attributable to Vishay stockholders for the fiscal quarter ended March 29, 2014 include restructuring and severance costs of $6.4 million.  Net earnings attributable to Vishay stockholders for the fiscal quarter ended March 30, 2013 include one-time tax benefits due to the retroactive enactment of the American Taxpayer Relief Act of 2012, signed into law on January 2, 2013. Adjusted net earnings per diluted share, which exclude these items, were $0.20 and $0.18 for the fiscal quarters ended March 29, 2014 and March 30, 2013, respectively.

Commenting on the results for the first quarter 2014, Dr. Gerald Paul, President and Chief Executive Officer, stated, "The first quarter represented a promising start to 2014 for Vishay. We experienced continued economic improvement in almost all market segments and a positive outlook across the board. Point of sale, the sales of Vishay products by its distributors to end customers, increased 6% quarter over quarter while inventory turns of Vishay products at its distributors increased to 3.6. Due to the higher backlog we increased internal inventories by $19 million quarter over quarter, which benefited results. Lead times remained overall well under control."

Dr. Gerald Paul continued, "By continuously doing our 'homework'—such as implementing our announced restructuring programs, penetrating the Asian industrial markets, further expanding manufacturing capacities for strategic product lines—we believe we are very well positioned to exploit our opportunities."

Commenting on the outlook for the second quarter 2014 Dr. Paul stated, "We guide for revenues of $620 to $660 million at margins in line with this level of volume and similar levels of fixed costs."

A conference call to discuss first quarter financial results is scheduled for Tuesday, May 6, 2014 at 9:00 AM ET. The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is 11126335.

There will be a replay of the conference call from 12:00 PM ET on Tuesday, May 6, 2014 through 11:59 PM ET on Monday, May 12, 2014. The telephone number for the replay is 800-585-8367 (+1 855-859-2056 or 404-537-3406 if calling from outside the United States or Canada) and the access code is 11126335.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

About Vishay

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

This press release includes certain financial measures which are not recognized in accordance with U.S. generally accepted accounting principles ("GAAP"), including adjusted net earnings and adjusted earnings per share, which are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. These non-GAAP measures supplement our GAAP measures of performance and should not be viewed as an alternative to GAAP measures of performance. Non-GAAP measures such as adjusted net earnings and adjusted earnings per share do not have uniform definitions. These measures, as calculated by Vishay, may not be comparable to similarly titled measures used by other companies. Management believes that adjusted net earnings and adjusted net earnings per share are meaningful to investors because they provide insight with respect to intrinsic operating results of the Company. Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to understanding the Company's intrinsic operations. These reconciling items are indicated on the accompanying reconciliation schedule and are more fully described in the Company's financial statements presented in its annual report on Form 10-K and its quarterly reports presented on Forms 10-Q.

Statements contained herein that relate to the Company's future performance, including statements with respect to expected revenues, margins, cash generation, internal growth and acquisition activity, product lines, market share, cost reduction programs, and the general state of the Company, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; uncertainty related to the effects of changes in foreign currency exchange rates; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarters ended
	March 29, 2014	December 31, 2013	March 30, 2013

Net revenues	$602,378	$616,170	$554,254
Costs of products sold	457,095	471,721	417,520
Gross profit	145,283	144,449	136,734
Gross margin	24.1%	23.4%	24.7%

Selling, general, and administrative expenses	96,307	94,601	91,129
Restructuring and severance costs	6,404	2,814	-
Operating income	42,572	47,034	45,605
Operating margin	7.1%	7.6%	8.2%

Other income (expense):
Interest expense	(5,980)	(6,023)	(5,486)
Other	1,312	398	115
Total other income (expense) - net	(4,668)	(5,625)	(5,371)

Income before taxes	37,904	41,409	40,234

Income taxes	11,940	11,135	11,093

Net earnings	25,964	30,274	29,141

Less: net earnings attributable to noncontrolling interests	154	253	210

Net earnings attributable to Vishay stockholders	$25,810	$30,021	$28,931

Basic earnings per share attributable to Vishay stockholders	$0.17	$0.20	$0.20

Diluted earnings per share attributable to Vishay stockholders	$0.17	$0.20	$0.19

Weighted average shares outstanding - basic	147,557	147,396	143,591

Weighted average shares outstanding - diluted	152,556	151,156	150,632

Cash dividends per share	$0.06	$-	$-

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	March 29, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$661,457	$640,348
Short-term investments	488,659	511,231
Accounts receivable, net	294,544	274,083
Inventories:
Finished goods	123,082	109,617
Work in process	197,316	197,600
Raw materials	131,632	125,491
Total inventories	452,030	432,708

Deferred income taxes	21,488	21,716
Prepaid expenses and other current assets	106,040	100,594
Total current assets	2,024,218	1,980,680

Property and equipment, at cost:
Land	93,609	93,685
Buildings and improvements	566,132	560,418
Machinery and equipment	2,361,115	2,340,778
Construction in progress	77,119	95,278
Allowance for depreciation	(2,192,797)	(2,163,540)
	905,178	926,619

Goodwill	43,117	43,132

Other intangible assets, net	126,341	129,951

Other assets	154,274	156,757
Total assets	$3,253,128	$3,237,139

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)

	March 29, 2014	December 31, 2013
	(unaudited)
Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$22	$2
Trade accounts payable	155,709	163,894
Payroll and related expenses	121,204	120,997
Other accrued expenses	152,705	146,670
Income taxes	20,047	17,502
Total current liabilities	449,687	449,065

Long-term debt less current portion	361,948	364,911
Deferred income taxes	157,213	157,640
Other liabilities	101,005	99,426
Accrued pension and other postretirement costs	286,730	287,901
Total liabilities	1,356,583	1,358,943

Equity:
Vishay stockholders' equity
Common stock	13,532	13,520
Class B convertible common stock	1,213	1,213
Capital in excess of par value	2,054,543	2,054,087
Retained earnings (accumulated deficit)	(240,742)	(257,698)
Accumulated other comprehensive income (loss)	62,705	61,634
Total Vishay stockholders' equity	1,891,251	1,872,756
Noncontrolling interests	5,294	5,440
Total equity	1,896,545	1,878,196
Total liabilities and equity	$3,253,128	$3,237,139

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - in thousands)
	Fiscal quarters ended
	March 29, 2014	March 30, 2013

Operating activities
Net earnings	$25,964	$29,141
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	43,355	41,346
(Gain) loss on disposal of property and equipment	(60)	137
Accretion of interest on convertible debentures	958	886
Inventory write-offs for obsolescence	4,516	4,213
Other	1,804	2,337
Changes in operating assets and liabilities,
net of effects of businesses acquired	(46,583)	(54,669)
Net cash provided by operating activities	29,954	23,391

Investing activities
Purchase of property and equipment	(19,347)	(20,181)
Proceeds from sale of property and equipment	1,197	769
Purchase of short-term investments	(28,423)	(242,501)
Maturity of short-term investments	50,400	181,631
Other investing activities	459	627
Net cash provided by (used in) investing activities	4,286	(79,655)

Financing activities
Principal payments on long-term debt and capital lease obligations	(7)	(8)
Net proceeds (payments) on revolving credit lines	(4,000)	1,000
Net changes in short-term borrowings	20	14
Excess tax benefit from RSUs vested	-	436
Dividends paid to common stockholders	(8,119)	-
Dividends paid to Class B common stockholders	(728)	-
Distributions to noncontrolling interests	(300)	-
Net cash (used in) provided by financing activities	(13,134)	1,442
Effect of exchange rate changes on cash and cash equivalents	3	(9,993)

Net increase (decrease) in cash and cash equivalents	21,109	(64,815)

Cash and cash equivalents at beginning of period	640,348	697,595
Cash and cash equivalents at end of period	$661,457	$632,780

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share amounts)
	Fiscal quarters ended
	March 29, 2014	December 31, 2013	March 30, 2013

GAAP net earnings attributable to Vishay stockholders	$25,810	$30,021	$28,931

Reconciling items affecting operating margin:
Restructuring and severance costs	$6,404	$2,814	$-

Reconciling items affecting tax expense (benefit):
Tax effects of items above and other one-time tax expense (benefit)	$(2,097)	$(988)	$(1,330)

Adjusted net earnings	$30,117	$31,847	$27,601

Adjusted weighted average diluted shares outstanding	152,556	151,156	150,632

Adjusted earnings per diluted share*	$0.20	$0.21	$0.18

* Includes add-back of interest on exchangeable notes in periods where the notes are dilutive.

Source: Vishay Intertechnology, Inc.
Contact:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300